Exhibit 4.2

Blonder Tongue Laboratories, Inc.

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description summarizes the material terms and provisions of our common stock, which is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (and is the only class of our securities that is registered under Section 12 of the Securities Exchange Act of 1934, as amended. This summary does not purport to be complete and is subject to and qualified by reference to our certificate of incorporation and bylaws, as amended to date, which have been filed with or incorporated by reference in our Annual Report on Form 10-K and are incorporated by reference herein.

General

Our certificate of incorporation authorizes the issuance of up to 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. The rights and preferences of the preferred stock may be established from time to time by our board of directors.

Voting Rights

Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Each holder of common stock is entitled to one vote per share, and each holder does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election if they so choose. All matters are decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and voting at any meeting of the stockholders during which a quorum is present, except as otherwise provided in our certificate of incorporation, our bylaws or by applicable law.

Because our certificate of incorporation permits our board of directors to set the voting rights of preferred stock, it is possible that holders of one or more series of preferred stock issued in the future could have voting rights that might limit the effect of the voting rights of holders of common stock.

Dividend Rights; Liquidation Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In addition, we may be party to one or more agreements, such as loan agreements and credit facilities, that will contractually limit our ability to pay dividends.

Because our articles of incorporation permit our board of directors to set the dividend rights of preferred shares, it is possible that holders of one or more series of preferred shares issued in the future could have dividend rights that differ from those of the holders of our common stock. If the holders of a class or series of preferred stock is given dividend rights, the right of holders of preferred shares to receive dividends could have priority over the right of holders of our common stock to receive dividends.

We have followed and presently intend to continue following a policy of retaining earnings, if any. We have not historically declared or paid dividends on our common stock, and we do not expect to do so in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock, and other factors deemed relevant by our board of directors.

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Redemption, Preemptive Rights and Repurchase Provisions

Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption, repurchase or sinking fund provisions applicable to the common stock. Discretionary repurchases of our common stock may be subject to contractual prohibitions or limitations, including prohibitions or limitations included in loan agreements and credit facilities.

Potential Effects of Issuance of Preferred Stock

Under the terms of our certificate of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of preferred stock in one or more series. Each such series of preferred stock will have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.

The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with a variety of corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

The effects of issuing preferred stock could include one or more of the following:

●	decreasing the amount of earnings and assets available for distribution to holders of common stock;

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying, deferring or preventing changes in our control or management.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following transactions more difficult:

●	acquisition of us by means of a non-negotiated tender offer or similar transaction;

●	a change of control by means of a proxy contest or other; or

●	removal of our incumbent directors.

It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interest, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Provisions of Our Governing Documents. Our articles of incorporation and bylaws include provisions that may have the effects summarized above. These provisions:

●	empower our board of directors, without stockholder approval, to issue preferred stock, the terms of which, including voting power, are set by our board of directors;

●	divide our board of directors into three classes serving staggered three-year terms;

●	restrict the ability of stockholders to remove directors;

●	prohibit action by the stockholders without a stockholder meeting;

●	eliminate cumulative voting in elections of directors;

●	require that shares representing at least two-thirds of the total voting power approve any amendment to or repeal of our bylaws;

●	require advance notice of nominations for the election of directors and the presentation of stockholder proposals at meetings of stockholders; and

●	allow the board of directors to increase or decrease the number of directors.

Provisions of Applicable Law – Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”). This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an "interested stockholder" unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

●	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Limitation of Liability and Indemnification

Section 145 of the DGCL allows us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 further allows us to indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in our favor, by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

Section 102(b)(7) of the DGCL permits us to include in our certificate of incorporation a provision eliminating or limiting the personal liability of a director to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that our directors shall not be liable to Blonder Tongue or our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. In addition, our certificate of incorporation and our bylaws each include provisions requiring us to indemnify directors and officers to the fullest extent permitted by the DGCL. Our certificate of incorporation and bylaws provide that any person made a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of ours, is or was serving at our request as a director or officer of another corporation or enterprise, including service with respect to an employee benefit plan, shall be indemnified by us against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent authorized from time to time by the DGCL. The rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled and shall continue as to a person who ceases to be a director, officer, employee or agent.

We have obtained director and officer liability insurance under which, subject to the limitations of such policies, coverage will be provided (a) to directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to us with respect to payments which we may make to our directors and officers pursuant to the indemnification provisions summarized above or otherwise as a matter of law.

We also have entered into indemnification agreements with our directors and officers. The indemnification agreements provide directors and officers with further indemnification to the maximum extent permitted by the DGCL.

We believe that the foregoing policies and provisions of our governing documents are necessary to attract and retain qualified officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our common stock is listed on the NYSE American under the symbol “BDR.”

Transfer Agent

American Stock Transfer & Trust Company, LLC serves as the transfer agent and registrar for our common stock.

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